Exhibit 99.1

For release:  March 5, 2014

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC EXPANDS MISSOURI OPERATIONS

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA), one of the nation's oldest publicly traded long-term health care providers and a leader of post-acute care services, announced today the expansion of its Missouri operations.

Effective March 1, 2014, NHC is leasing and operating two healthcare properties in Independence, Missouri and an additional healthcare center in St. Peter's, Missouri.  Also, effective February 1, 2014, NHC assumed management of a center in Des Peres, Missouri. With the addition of these four properties, NHC now owns or manages 14 centers with 1,903 beds in Missouri.

The leased properties include two centers in Independence, Missouri - The Villages of Jackson Creek, a 120 bed skilled nursing center and 62 bed assisted living community, and The Villages of Jackson Creek II, a 70 bed memory care center.  The Villages of St. Peter's is located in St. Peters, Missouri and includes a 106 bed skilled nursing center, a 24 bed memory care unit, and a 62 bed assisted living community. The Quarters of Des Peres is a 124 bed skilled nursing center located in Des Peres, Missouri.

"NHC is extremely pleased to add these operations to our Missouri portfolio.  These centers have all been constructed within the past six years and are located in excellent markets," stated Steve Flatt, NHC President.

 Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 73 long-term health care centers with 9,410 beds.  NHC affiliates also operate 37 homecare programs, five independent living centers and 17 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.